Exhibit 99.1

Liberty Broadband Corp. Announces Completion of Rights Offering

ENGLEWOOD, Colo., January 16 — Liberty Broadband Corporation (NASDAQ: LBRDA, LBRDK) (“Liberty Broadband”) announced today the completion of its rights offering, which expired in accordance with its terms at 5:00 p.m., New York City time, on January 9, 2015.

Liberty Broadband has been informed by the subscription agent that the rights offering was fully subscribed, with 17,277,224 shares of Series C common stock to be issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. Approximately 98% of the shares to be issued as a result of the rights offering were subscribed for pursuant to validly exercised basic subscription privileges. As a result, the remaining shares available for issuance to those rightsholders validly exercising oversubscription privileges will be allocated pro rata based on the number of rights underlying such rightsholders’ basic subscription privilege. There is no single proration factor for this allocation due to the process by which the subscription agent allocates the remaining shares, which involves multiple rounds of proration among the validly oversubscribing rightsholders.

Liberty Broadband expects the subscription agent to distribute the shares of Series C common stock purchased in the rights offering, the refund checks for unfulfilled oversubscriptions and the checks for the sale of proceeds of rights sold by the subscription beginning on or about Tuesday, January 20, 2015.

About Liberty Broadband Corporation

Liberty Broadband Corporation (Nasdaq:  LBRDA, LBRDK) is comprised of, among other things, its interest in Charter Communications, its subsidiary TruePosition and a minority equity investment in Time Warner Cable.

Liberty Broadband Corporation
Courtnee Ulrich, 720-875-5420